SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)        April 12, 2007

MODIGENE INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-136424	20-0854033
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

The Europa Center, 100 Europa Dr., Suite 455, Chapel Hill, NC 27517-2369

(Address of principal executive offices) (Zip Code)

(919) 933-2720

 (Registrant’s Telephone Number, Including Area Code)

 (Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

As previously reported, we are engaged in discussions with Modigene Inc., a Delaware corporation (“Modigene Delaware”), regarding the possibility of a reverse triangular merger (the “Merger”) involving the two companies. At this stage, no definitive terms have been agreed to, and neither party is currently bound to proceed with the Merger.

The parties contemplate that, as a condition to the closing of the Merger, we will simultaneously close a private placement offering (a "PPO"), to be conducted pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act. If the transactions proceed as currently contemplated, of which there can be no assurance, we anticipate that we will offer and sell up to 8,666,666 units ("Units") of our securities at a purchase price of $1.50 per Unit. Each Unit will consist of one share of common stock, par value $0.00001 per share ("Common Stock"), and one warrant to purchase one-quarter, or 25%, of a share of Common Stock ("Investor Warrant"). The Investor Warrants will be exercisable for five years at a purchase price of $2.50 per whole share of Common Stock.

In connection with the proposed Merger and PPO, on April 12, 2007 we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with four strategic investors led by Dr. Phillip Frost and Dr. Jane Hsiao (the “Investors”) and Modigene Delaware.

The Purchase Agreement provides that we will sell to the Investors, and the Investors will purchase from us, for an aggregate purchase price of $2,000,000 (the “Purchase Price”) a certain number of shares of restricted Common Stock (the “Restricted Shares”), as described below, and warrants to purchase 333,333 shares of restricted Common Stock (the “Warrants” and, together with the Restricted Shares, the “Purchased Securities”). The Warrants will be identical to the Investor Warrants in all material respects. The number of Restricted Shares actually purchased will be (a) if 4,000,000 Units (the “Minimum”) are sold in the PPO, 4,833,333 Restricted Shares; (b) if 6,666,666 or more Units (the “Maximum”) are sold in the PPO, 5,533,333 Restricted Shares; and (c) if more than the Minimum but less than the Maximum is raised in the Offering, 4,833,333 Restricted Shares, plus additional Restricted Shares such that the aggregate number of Restricted Shares and Warrants will represent a collective ownership of the Investors, on a fully-diluted basis taking into account the exercise of all outstanding options and warrants (whether or not currently exercisable, including the Warrants being purchased by the Investors), of 15% of our Common Stock as of the date the Restricted Shares are issued.

The Purchased Securities will not be registered under the Securities Act or any state securities laws, and will be issued to the Investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The Investors are all “accredited investors,” as that term is defined by Rule 501 of Regulation D under the Securities Act.

As a condition to the sale of the Purchased Securities, the Investors will enter into an agreement with us providing for certain restrictions on the sale or other disposition of the Purchased Securities by the Investors for a term of four years from the date (the “Closing Date”) the purchase and sale of the Purchased Securities closes. On the first anniversary of the Closing Date, these restrictions will expire with respect to all of the Warrants and the sum of 1,333,333 Restricted Shares plus 25% of the remainder of the Restricted Shares. On the second, third and fourth anniversaries of the Closing Date, these restrictions will expire with respect to one-third of the Restricted Shares remaining subject to such restrictions after the first anniversary of the Closing Date.

The obligations of the parties to proceed with the transactions contemplated by the Purchase Agreement are subject to the closing of the Merger and the PPO, as well as to the satisfaction of a number of other conditions. The Purchase Agreement will terminate upon the earlier of (i) May 31, 2007 in the event that the we and Modigene Delaware have not completed negotiations and entered into a binding agreement with respect to the Merger, and (ii) September 30, 2007, in the event the closing of the Merger and the PPO have not occurred.

We anticipate that our Board of Directors will be expanded to nine members immediately following the Closing Date, and that the Investors will be entitled to designate two members of our expanded Board.

As stated above, we are not currently obligated to proceed with either the Merger or the PPO. Accordingly, we cannot provide any assurance that the transactions contemplated by the Purchase Agreement will in fact close.

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

Please see Item 1 above for a description of our sale of the Purchased Securities to the Investors.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Modigene Inc.

Date: April 16, 2007	By:	/s/ Peter L. Coker
Peter L. Coker
President